UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2016 (October 19, 2016)

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Canal Street, Third Floor Stamford, Connecticut	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 307-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 19, 2016, The Providence Service Corporation (“Providence” or the “Company”), CCHN Group Holdings, Inc. (together with its subsidiaries, “Matrix”) and Mercury Fortuna Buyer, LLC (“Subscriber”) entered into Amendment No. 1 (the “Amendment”) to the stock subscription agreement, dated August 28, 2016 (the “Subscription Agreement”). The Amendment, among other things, implements certain changes to the Subscription Agreement (1) with respect to a new term loan facility entered into by Matrix at the closing, on October 19, 2016, of the subscription for shares contemplated by the Subscription Agreement (the “Closing” and the date on which the Closing occurred, the “Closing Date”), (2) with respect to a representations and warranties insurance policy obtained in connection with the Closing, and (3) to reflect that Subscriber subscribed for a 53.2% equity interest in Matrix and Providence retained a 46.8% equity interest in Matrix.

On October 19, 2016, Prometheus Holdco, LLC, a wholly owned subsidiary of Providence (“Prometheus Holdco”), and Subscriber entered into an Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) of Mercury Parent, LLC, a newly formed company through which Prometheus Holdco and Subscriber will own their equity interests in Matrix (“Mercury Parent”), from and after the Closing and the completion of the contribution contemplated by the Subscription Agreement. The Operating Agreement sets forth certain terms and conditions regarding the ownership by Prometheus Holdco and Subscriber of interests in Mercury Parent and their indirect ownership of common stock of Matrix, and provides for, among other things, certain liquidity and governance rights and other obligations and rights, in each case, on the terms and conditions contained therein.

Pursuant to the Operating Agreement, Mercury Parent will initially be managed by a six-member board of managers, three of whom will be appointed by Subscriber, two of whom will be appointed by Prometheus Holdco and one of whom will be the chief executive officer of Matrix. In the event of a tie vote, a second vote will be taken without the participation of the chief executive officer. Following the Closing and subject to certain ownership thresholds, each of Prometheus Holdco and Subscriber has a consent right over, among other things, amendments to governing documents, an IPO not meeting certain requirements, any sale of Matrix, any material acquisition, disposition or joint venture, certain material new debt incurrences and litigation, certain equity issuances and changes to management incentive compensation, and any change to the chief executive officer. Transferability of manager appointment and consent rights are subject to certain restrictions. The composition of the Mercury Parent board of managers is subject to change based on changes in the ownership of Matrix by Prometheus Holdco and Subscriber. Pursuant to the Operating Agreement, Prometheus Holdco and Subscriber each have certain tag-along, preemptive, registration and information rights, in each case subject to certain ownership thresholds, and are each subject to certain non-solicitation, non-disclosure and affiliate transaction restrictions. Subscriber and certain of its affiliates are also subject to limitations on the acquisition of the securities or indebtedness of Providence. Until the seventh anniversary of the Closing Date, Subscriber has certain drag-along rights conditioned on indirect ownership by Subscriber of at least 50% of Matrix (excluding certain dilutive events) and receipt in the proposed transaction by Prometheus Holdco and Subscriber of cash or marketable securities at least equal to the value of its investment in Matrix. Following the seventh anniversary of the Closing Date, Prometheus Holdco and Subscriber will each have certain drag-along rights conditioned on indirect ownership by the dragging party of at least 30% of Matrix (excluding certain dilutive events). Except in the case of a drag-along sale, any transfer by Prometheus Holdco or Subscriber of any portion of its interest in Matrix to a third party requires the other’s consent until the third anniversary of the Closing Date, and is thereafter subject to a 180-day right of first negotiation in favor of the other party.

The foregoing descriptions of the Amendment and Operating Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment and Operating Agreement, which are attached hereto as Exhibit 2.1 and Exhibit 10.1, respectively, and incorporated herein by reference. The Amendment and Operating Agreement have been filed as exhibits to this current report solely to provide Providence’s stockholders with information regarding their terms and not for the purpose of providing any other factual information about Matrix, Providence or any of their respective subsidiaries or affiliates. The Amendment and Operating Agreement may contain representations, warranties and covenants by each of the parties thereto. These representations, warranties and covenants were made solely for the benefit of the other parties thereto and (a) are not intended to be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate, (b) may have been qualified by confidential schedules, exhibits and annexes that were delivered in connection with the signing of the Subscription Agreement or Operating Agreement and may be updated from time to time thereafter in accordance with the terms of the Subscription Agreement or Operating Agreement, which schedules, exhibits and annexes contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth therein, (c) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to stockholders and (d) were made only as of the date of the Subscription Agreement or Operating Agreement or such other date or dates as may be specified therein. Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Matrix or Providence.

Item 2.01 Completion of Acquisition or Disposition of Assets

On October 19, 2016, Providence completed its previously reported Matrix stock subscription transaction pursuant to the Subscription Agreement, as amended, pursuant to which Subscriber subscribed for a 53.2% equity interest in Matrix with Providence retaining a 46.8% equity interest in Matrix.

At the Closing, (i) cash consideration of approximately $180.6 million was paid by Subscriber to Matrix based upon an enterprise value of $537.5 million and (ii) Community Care Health Network, LLC, an indirect wholly-owned subsidiary of Matrix, borrowed approximately $198 million pursuant to a credit and guaranty agreement providing for term loans in an aggregate principal amount of $198 million and revolving loan commitments in an aggregate principal amount not to exceed $10 million, which was not drawn at the Closing. In addition, on the day that is fifteen days following the Closing Date, Providence may, to the extent payable pursuant to the terms of the Subscription Agreement, as amended, be entitled to receive from Matrix, or required to pay to Matrix, cash payments pursuant to Section 1.3 and Section 1.4 of the Subscription Agreement, as amended. Prior to the Closing, Providence also made capital contributions to Matrix, as described in the Subscription Agreement, as amended, to fund the near-term cash needs of Matrix. Also at the Closing, separate from the Subscription, Matrix distributed $381.2 million to Providence, including interest, in full satisfaction of a promissory note between Matrix and Providence.

Pursuant to the previously reported Fourth Amendment and Consent to the Amended and Restated Credit and Guaranty Agreement, dated August 28, 2016 (the “Amendment and Consent”), which amended that certain Amended and Restated Credit and Guaranty Agreement dated as of August 2, 2013 (as amended to date, the “Credit Agreement”), by and among Providence, the guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A. as administrative agent, on October 20, 2016 a portion of the net cash proceeds received by Providence from the distribution of Matrix were used to (i) repay in full all outstanding amounts due under the term loans and (ii) reduce the outstanding balance of the revolving loans to zero. Effective following such repayment of the outstanding term loans in full, certain amendments to the Credit Agreement detailed in the Amendment and Consent, including the reduction of the aggregate revolving commitments under the Credit Agreement to $200 million, became effective, as described in Providence’s Current Report on Form 8-K, filed with the Securities Exchange Commission on August 31, 2016.

Item 9.01 Financial Statements and Exhibits

(b)     Pro Forma Financial Statement and Exhibits

The unaudited pro forma condensed consolidated balance sheet of Providence and its subsidiaries as of June 30, 2016 and the unaudited pro forma condensed consolidated statements of income of Providence and its subsidiaries for the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014 and the related notes thereto, are presented to give effect to Providence’s loss of a controlling interest and retention of a noncontrolling interest in Matrix resulting from the Matrix stock subscription, and are filed as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have occurred had the Subscription been effected on the assumed dates. Future results may vary significantly from the results reflected in the unaudited pro forma condensed consolidated financial statements.

(d)      Exhibits

Exhibit Number	Description

2.1

Amendment No. 1, dated as of October 19, 2016, to the Stock Subscription Agreement, by and among The Providence Service Corporation, CCHN Group Holdings, Inc., and Mercury Fortuna Buyer, LLC dated August 28, 2016.

10.1	Amended and Restated Limited Liability Company Agreement of Mercury Parent, LLC, by and between Prometheus Holdco, LLC and Mercury Fortuna Buyer, LLC, dated as of October 19, 2016.

99.1

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 of Providence and its subsidiaries and the unaudited pro forma condensed consolidated statements of income of Providence and its subsidiaries for the six months ended June 30, 2016 and the years ended December 31, 2015 and 2014 giving effect to Providence’s loss of a controlling interest and a retention of a noncontrolling interest in CCHN Group Holdings, Inc resulting from the Matrix stock subscription.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: October 25, 2016	By:	/s/ David Shackelton
	Name:	David Shackelton
	Title:	Chief Financial Officer